EXHIBIT 4.10

                           GENERAL BUSINESS AGREEMENT

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Between the companies                     Kayser Technik Ltd,
                                          Suite No. 810, Level 8, Landmark North, 39
                                          Lung Sum Avenue Sheung Shui, N. T.
                                          Hong Kong
                                          China
                                          (hereinafter referred to as KAYSER)

and                                       and BERGER LAHR GmbH & Co. KG
                                          Breslauer Str. 7
                                          77933 Lahr
                                          Germany
                                          (hereinafter referred to as BERGER)

for the production and supply of technical, customer-specific components / products
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Contents

Preamble

ss.1         Subject of General Business Agreement
ss.2         Execution
ss.3         Delivery instructions / delivery times
ss.4         Delivery conditions
ss.5         Guaranty
ss.6         Tools / Special equipment
ss.7         Availability
ss.8         Prices
ss.9         Payment
ss.10        Quality
ss.11        Competition
ss.12        Initial Sampling
ss.13        Product liability
ss.14        Secrecy / Prohibition of competition
ss.15        General Business Agreement period
ss.16        Final clauses

PREAMBLE

           KAYSER is a manufacturer of technical products in various different technologies, such as stamping, plastic injection, winding, final assembly, etc.

           KAYSER has many years experience in the manufacture of these technologies and is fully up-to-date in terms of personnel and production technology.


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           KAYSER has established a production line in Long Cheng Industrial
Estate Long Hua, Bao An 518109 Shenzhen, China.

           All the following agreements refer exclusively to the abovementioned manufacturing location.

           Any changes in manufacturing location shall be advised by KAYSER to BERGER within a three-month-notice. In case of changing the manufacturing location BERGER gets the right to. order an additional safety stock, to be manufactured at the current location, in order to avoid any quality problems eventually caused by qualifying the new manufacturing location.

           BERGER is a manufacturer of motors and electronics in the MOTION company section of the Schneider Electric company group.

           BERGER requires different technical components and products for brand labeling and / or in its own production lines in different qualities and quantities in its business fields.

           KAYSER is interested in producing these components and products economically for BERGER and in supplying BERGER with these products in the agreed quality over the long-term.

           The parties hereto, KAYSER and BERGER, covenant as follows:

                                      ss.1

                      SUBJECT OF GENERAL BUSINESS AGREEMENT

           The subject of this agreement is the production and supply to BERGER of the components and / or products mentioned in Appendix I by KAYSER in accordance with the terms of quality and delivery of BERGER according to Appendix II. Both parties are in agreement that Appendix I is to be successively extended in the course of the business co-operation. Additional products shall become part of this General Business Agreement on ordering by BERGER and confirmation / delivery by KAYSER, even if they are not explicitly recorded in Appendix I.

                                      ss.2

                                    EXECUTION

           KAYSER is responsible for the production and delivery of the components / products required by BERGER at the conditions agreed in this General Business Agreement,

           KAYSER assures and undertakes that they are at all times capable of producing and delivering the items under the General Business Agreement at "state of the art", both technically and commercially.

           BERGER shall transmit to KAYSER all data necessary for the correct manufacture of the components / products required. Data transmission may be effected both by post or by electronic means.

           KAYSER immediately confirms, by the fastest means, the correct receipt of all data required for the manufacture of the components / products in perfect quality. KAYSER shall immediately inform BERGER in writing by the fastest means of any missing information in order that no delay in commencement of production should occur due to missing, incomplete and / or detective data, if KAYSER is able to detect it.

           All documents (drawings, specifications, provisions etc.) handed over by BERGER to KAYSER shall fall under the rules of this General Business Agreement,


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                                      ss.3

                     DELIVERY INSTRUCTIONS / DELIVERY TIMES

           BERGER shall place "quantity contracts" for all parts / components to be manufactured by KAYSER.

           Quantity contracts shall contain materials and production releases according to the "Standard Agreement Quantity contract" (Appendix III).

           KAYSER is technically and commercially capable of manufacturing all components / products listed in Appendix I ordered or to be ordered by BERGER in the normal manufacturing process within a maximum of 60 working days after the placement of a quantity contract.

           A delivery period of 10 working days shall deem to be agreed for call-off orders on existing quantity contracts after the initial period of max. 60 days after placement of the quantity contract.

           If, due to unexpected and short-term increases in the demand of goods , the buffer stock agreed in Appendix II should prove to be insufficient to cover demand, KAYSER assures to deliver to BERGER additional stock within 10 working days at the most, such deliveries to be made by air freight. Any additional airfreight charges shall be paid by BERGER.

           If samples are required for new projects, KAYSER agrees to deliver said samples to BERGER free of charge and within 10 working days, ex works, at the most, as far as materials and production facilities are available at KAYSER. Any freight charges shall be paid by BERGER.

           Sample-quantities shall not exceed 50 pcs. per part/ component.


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                                      ss.4

                               DELIVERY CONDITIONS

           All deliveries from KAYSER to BERGER are to be made "DDU-Lahr".

           In the beginning of the relationship and for an undefined period of time KAYSER shall supply BERGER directly DDU-Lahr.

           KAYSER shall also define a European / German representative in Europe / Germany that has to supply BERGER with the components / products of this General Business Agreement after both parties have agreed to do so. It is the target to use the logistic-services of an European / German representative within a period of ! 2 to 18 months after signature of the General Business Agreement.

           KAYSER is free to nominate a partner to do this logistics on his behalf, KAYSER shall nominate his representative in writing within one year after signature of this Agreement Any changes of the nominated logistic partner in Europe / Germany has to be announced to BERGER in writing by a 6-month-notice.

           Minimum stock-quantities at the European representative are to be defined per component / product in Appendix I to this General Business Agreement.

           BERGER and KAYSER mutually will define the packaging require six weeks in advance of first series deliveries.

           The costs of transport insurance shall be met by BERGER.

                                      ss.5

                                    GUARANTY

           KAYSER guaranties that the components / products to be delivered shall be free of defects and workmanship in accordance with BERGER specifications / drawings / quality regulations.

           The warranty period for all components / products to be delivered shall be 24 months after delivery of the parts from KAYSER to BERGER.

                                      ss.6

                            TOOLS / SPECIAL EQUIPMENT

           The tools required for the manufacture of Berger-specific components / products arc to be procured in principle by KAYSER on the account of KAYSER. In individual cases and varying from this, the procurement of toots / special equipment by KAYSER and the acceptance by BERGER of the costs arising from this may be agreed in writing. In such cases the tools / special equipment shall be authorized in writing by BERGER, Payment on tools / special equipment from BERGER to KAYSER shall be due as follows: 50 % on order-placement; 50 % following successful initial sampling. Ownership of tools / special equipment shall pass to BERGER on payment.


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                                      ss.7

                                  AVAILABILITY

           KAYSER guaranties the availability of the General Business Agreement components / products at the conditions agreed upon in this General Business Agreement for the entire working life of the BERGER products in which the General Business Agreement components / products are incorporated, at least for 6 years after the first shipment m series-quantities. In the event of discontinuation of the product after that time, BERGER shall have the "opportunity of "last buy" at maximum one-year's BERGER-demand at the conditions of the previously KAYSER valid / current quantity contract.

                                      ss.8

                                     PRICES

           The prices valid for the individual components / products shall be negotiated yearly and are to be recorded in writing for a duration of at least 1 year in the corresponding quantity contract. The prices recorded m the quantity contracts shall apply to all deliveries up to a period of one year after delivery of first series-quantities. The prices stated in the very first quantity contract to each particular part / component are maximum prices. Price increases for deliveries after this period are not permissible. A price reduction of >= 5 % per annum shall be the target for KAYSER.

           Special regulations on raw materials:

           la case of price-deviations on materials of >= + - 10 % prices on components / products are to be adjusted at the share of materials, max. four times per year.

           Prices on raw materials have to be fixed at time of Erst series-order.

           Market prices in the Asian market shall apply.

           For verification an open-book-agreement on purchasing-prices is agreed.

           BERGER has the right to verify Asian market-prices by analysis of Schneider Electric IPO (International Purchasing-Office).

                                      ss.9

                                     PAYMENT

           If using the logistics towards the European / German representative (ref. ss. 4) payment of the invoices of KAYSER by BERGER shall be made net by bank transfer or crossed check within 14 days after receipt of invoice and components / products. In this case adders on agreed prices for logistic-services are to be negotiated.


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           In case of direct shipments from KAYSER to BERGER payment shall be done by "payment with telegraphic transfer by shipment from Harbour ".

                                     ss. 10

                                     QUALITY

           In terms of engineering and personnel, KAYSER is economically capable of supplying all components / products, required by BERGER in the long-term and in the quality based on the specifications available at KAYSER at the date of quotation or confirmed reviews. The guaranty of product quality during and at the end of manufacture is to be carried out in accordance with ISO 9002 quality standard in close consultation with BERGER Quality- Assurance. The attached Quality Assurance Agreement is a component of this General Business Agreement. (Appendix III).

                                      ss.11

                                   COMPETITION

           In order to respond to the ever-growing price pressure in the market, it is vital that BERGER and BERGER suppliers permanently search for opportunities to improve engineering / commercial activities.

           KAYSER endeavors to search for opportunities to improve costs and to pass on rationalization effects to BERGER. BERGER reserves the right to examine the competitiveness of KAYSER from time to time and, in the event that better competitive offers are available, to negotiate with KAYSER about the possibility of price adjustments. In the case that negotiations fail to produce a result, KAYSER shall be given the opportunity of creating the necessary conditions for the desired price adjustments within 6 months. If this deadline expires without result, BERGER shall be entitled to deduct individual components / products from KAYSER or to cancel the General Business Agreement. In case of deduction of individual components / parts the validity of this General Business Agreement shall remain unaffected thereby.

           The components / products then stored by KAYSER shall be purchased within the framework of the purchase commitments of this General Business Agreement at the current conditions.

                                      ss.12

                                INITIAL SAMPLING

           In principle Berger's general terms of purchase provide for initial sampling for new phase-ins / changes of supplier in accordance with VDA for proof of quality of the supplier.

           KAYSER is prepared and capable of providing BERGER, free of charge, proof of quality by means of initial sampling including initial sampling reports. The BERGER Initial Sampling Conditions shall apply (Appendix IV).


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                                      ss.13

                                PRODUCT LIABILITY

           KAYSER shall include Berger's products into her existing product liability insurance, which covers at least 2 Million Euro in particular case.

                                      ss.14

                      SECRECY / PROHIBITION OF COMPETITION

           KAYSER shall treat all written and oral information and experience received from BERGER within the framework of their cooperation - in so far as these are not common knowledge - as strictly confidential and shall not make them available to third parties, nor use them to the benefit of third parties and hand over all documents received from BERGER at BERGER's request. During the validity of this General Business Agreement and for a further 5 years after its expiry, KAYSER shall not sell or supply any of the General Business Agreement's products to any third party.

                                      ss.15

                        GENERAL BUSINESS AGREEMENT PERIOD

           Both partners agree that long-term business cooperation is to be the objective.

           This General Business Agreement takes effect as of the date of signing and is concluded for an indefinite period of time.

           The right of termination of this General Business Agreement with a 12 month notice period is granted to each of the two General Business Agreement partners; however from 2010-12-31 at the earliest.

           The right of notice to terminate with cause with a notice period of 3 months is given under the following circumstances:

           for KAYSER in the event of

           -     Berger's relocation

           -     Berger's inability to pay

           -     application for bankruptcy on the assets of BERGER

           for BERGER in the event of

           - persistent quality problems of the supplied components / products

           -     persistent schedule delays in delivery

           - proven lack of competitiveness within the terms ofss.11 of this agreement (for all or certain parts)


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           -     cessation of demand due to changes in market conditions and /
                 or changes in (manufacturing) technologies

           -     relocation KAYSER

           -     application for bankruptcy on the assets of KAYSER

                                      ss.16

                                  FINAL CLAUSES

           Any alterations or supplements to this General Business Agreement and any declarations within the framework of the execution of the General Business Agreement must be made in writing. Deviations must be made in writing.

           Should one or more provision(s) of this General Business Agreement be or become invalid the validity of the remaining provisions shall remain unaffected. The invalid provision shall be replaced under mutual agreement by a provision complying most closely with the original spirit of the agreement.

           Provisions of this General Business Agreement shall not apply to both parties in case of and for the duration of forces majeure, such as wars, political hazards, natural disasters, strikes.

           Place of performance is Lahr.  Place of jurisdiction is Mannheim.

           German Law applies.

           The general terms of purchase of BERGER apply in all other cases.

           Lahr, 2004-04-29

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
BERGER LAHR GmbH & Co. KG                                         Kayser Technik Ltd.
Breslauer Str. 7                                                  Suite No. 810, Level 8, Landmark North, 39
77933 Lahr                                                        Lung Sum Avenue Sheung Shui, N.T.
                                                                  Hong Kong
Germany                                                           China

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ppa.                                i.V.

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-------------------                 ------------------------      -------------------------------------------
Gerhard Scholz                      Karl Heinz Lienert                       Holger Will
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Enclosures

Appendix I    (list of components / products)
Appendix II   (Quality Assurance Agreement)
Appendix III  (Standard Agreement Quantity Contract)
Appendix IV   (Initial Sampling Conditions)



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